Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ARMSTRONG WORLD INDUSTRIES, INC.

(the "Corporation")

FIRST: Name. The name of the Corporation is Armstrong World Industries, Inc.

SECOND: Registered Office. The location and post office address of its registered office in this Commonwealth is 2500 Columbia Avenue, Lancaster, Lancaster County, Pennsylvania.

THIRD: Purposes. The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of 1998 of the Commonwealth of Pennsylvania (the "PBCL") are to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the PBCL, including, but not limited to, manufacturing, purchasing and selling a variety of interior furnishings, interior finish materials and related services for residential, commercial and institutional interiors, including resilient floors and carpeting, ceiling materials and ceiling systems, furniture and related accessory items; as well as insulation materials and industrial specialties; engaging in research and development, furnishing services, and acquiring, owning, using, and disposing of real property of any nature whatsoever.

FOURTH: Duration. The term of its existence is perpetual.

FIFTH: Authorized Shares.

(A)The authorized shares of the Corporation shall be of two classes: 15,000,000 Preferred Shares without par value, which may be issued in series as hereinafter provided, and 200,000,000 Common Shares, par value $0.01 per share.

(B)A description of each class of shares and a statement of the designations, voting rights, preferences, limitations and special rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the Corporation to establish series of Preferred Shares and to set, and determine variations in, the designations, voting rights, preferences, limitations and special rights of the series of Preferred Shares are as follows:

(i)	The holders of Common Shares shall be entitled to receive dividends, when and as declared by the Board of Directors, out of assets legally available therefor.
(ii)	The holders of Common Shares shall have one vote per share.
(iii)	The Corporation may issue shares, option rights or securities having conversion or option rights, without first offering them to holders of Preferred Shares or Common Shares.
(iv)	The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued Common

Shares for consideration of such character and value as the Board shall from time to time set or determine.
(v)

(a)The Board of Directors is hereby expressly authorized, at any time or from time to time, by resolution or resolutions adopted by the Board to divide any or all of the Preferred Shares into one or more series, and, before issuance of any of the shares thereof, to set and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to set and determine the voting rights, preferences, limitations and special rights of the series of Preferred Shares, or of all series of Preferred Shares, all by amendment of these Articles without approval of the shareholders and otherwise in the manner, and to the fullest extent now or hereafter permitted, by the PBCL, including, but not limited to, providing in respect of a series of Preferred Shares, and providing for variations between different series of Preferred Shares, in the following respects:

(1)

the distinctive designation of such series and the number of shares that shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

(2)	the annual or other dividend rate for such series, and the date or dates from which dividends shall commence to accrue and whether or not dividends shall accumulate;
(3)	the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;
(4)	the redemption or purchase, and sinking fund provisions, if any, for the redemption or purchase, of shares of such series;
(5)	the preferential amount or amounts payable upon shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;
(6)	the voting powers and rights, if any, of shares of such series;
(7)

the terms and conditions, if any, upon which shares of such series may be converted or exchanged and the class or classes or series of shares of the Corporation or other securities into which such shares may be converted or exchanged;

(8)	the relative seniority, priority or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and
(9)

such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully set or determine under the laws of the Commonwealth of Pennsylvania.

(b)Unless otherwise provided by law, the articles of incorporation or bylaws of the Corporation or in a resolution or resolutions establishing any particular series of Preferred Shares adopted pursuant to this Article Fifth, the aggregate number of authorized Preferred Shares may be increased by an amendment of the articles of incorporation of the Corporation approved solely by the affirmative vote of the holders of a majority of the outstanding Common Shares.

(c)All shares within each series of Preferred Shares shall be alike in every particular, except with respect to the dates from which dividends shall commence to accrue or with respect to other rights, powers or privileges which may vary among the holders of such shares based on the number of shares held or the duration of their shareholdings.

(d)The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued Preferred Shares for consideration of such character and value as the Board of Directors shall from time to time set or determine.

(C)Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on share certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall he identical.

SIXTH: Management of the Corporation's Business and Affairs.

(A)The Board of Directors shall have such number of members as shall be determined by or pursuant to the bylaws of the Corporation, provided that no reduction in the number of members shall end the term of office of any director earlier than such term of office would otherwise end. The term of office of all directors shall extend until the next annual meeting of shareholders and the election at such annual meeting and qualification of the director's successor, or until his or her earlier disqualification, resignation, removal, death or incapacity, and the term of office of any director elected by the shareholders or the Board of Directors, as permitted by law, to fill any vacancy on the Board of Directors shall extend until the next annual meeting of shareholders and until the election at such annual meeting and qualification of the director's successor, or until his or her earlier disqualification, resignation, removal, death or incapacity.

(B)In addition to the right of the Board of Directors under law to remove a director for cause, and subject to the voting rights of the holders of any series of Preferred Shares, directors may be removed from office before the expiration of their terms of office at any time, with or without cause, by the affirmative vote of the holders of a majority of the Common Shares present (in person or by proxy) at a meeting of shareholders at which a quorum is present or, as permitted by law, by the written consent in lieu of a meeting of the holders of a majority of the Common Shares. For the avoidance of doubt, from said date forward, directors may be removed from office without assigning any cause regarding such removal. For purposes of this Article Sixth (B), "Cause" for the removal of a director shall mean conviction of a felony, any act of dishonesty in respect of the Corporation or a breach of fiduciary duty to the Corporation.

(C)With respect to the election of directors, each shareholder shall be entitled to cast for any candidate for election as a director only one vote per share and shareholders shall not be entitled to cumulate their votes and cast them in favor of one candidate or distribute them among any two or more candidates.

(D)A director of the Corporation shall not be personally liable, as such, for monetary damage for any action taken by him or her unless he or she has breached or failed to perform the duties of his or her office under subchapter B of chapter 17 of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, except as otherwise specifically provided by the PBCL. No amendment or repeal of this Article Sixth (D) shall apply to or have any effect on the liability or alleged liability of any person who is or was a director of the Corporation for or with respect to any act or omission occurring prior to the effective date of such amendment or repeal. If Pennsylvania law is amended to permit a Pennsylvania corporation to provide greater protection to persons who serve or have served as directors of the corporation from personal liability with respect to their service to the corporation as directors than provided by the terms of this Article Sixth (D), then such protection shall also apply to the persons who serve or have served as directors of the Corporation and this Article Sixth (D) shall be construed to provide such greater protection. To the fullest extent permitted by law (including, without limitation, as permitted by section 1746 of the PBCL) from time to time in effect, the Corporation shall indemnify persons who, after the Effective Date, serve as its directors and officers and shall advance to them expenses incurred in defending or responding to claims, actions, investigations, inquiries and other proceedings and may, by provisions in its bylaws, by contract and by any other means permitted by law, establish reasonable procedures for the making of such indemnification and advancement of expenses and may further obligate itself to provide indemnification or to advance expenses to such persons and may set apart funds to provide for the payment thereof. To the fullest extent permitted by law (including, without limitation, as permitted by section 1746 of the PBCL) from time to time in effect, the Corporation may indemnify persons who before the Effective Date served as directors or officers of the Corporation and persons who, before or after the Effective Date, serve as its employees and agents and may advance to them expenses incurred in defending or responding to claims, actions, investigations, inquiries and other proceedings and may, by provisions in its bylaws, by contract and by any other means permitted by law, obligate itself to provide indemnification or to advance expenses to such persons and may set apart funds to provide for the payment thereof. Notwithstanding the foregoing provisions of this Article Sixth (D), if Pennsylvania law shall be amended so as to limit or reduce the indemnification which a Pennsylvania corporation may provide to its directors or officers from that in effect on the Effective Date, then, to the fullest extent permitted by law, such limitation or reduction shall not apply to or have any effect on the right to indemnity or advancement of expenses provided by this Article Sixth (D) to a person who served as a director or officer of the Corporation with respect to any act or omission occurring prior to the effective date of such amendment.

(E)Commencing on October 2, 2006, none of the provisions of Subchapters 25D, 25E, 25F, 25G and 25H of the PBCL (as in effect on such date) shall apply to the Corporation, except as may be required by law.

(F)Special meetings of shareholders may be called by the Board of Directors, by shareholders entitled to cast at least 20% of the votes that all shareholders generally are entitled to cast in the election of directors, by such holders of Preferred Shares as may be permitted to call a meeting of shareholders by provision of an amendment to the articles of incorporation of the Corporation adopted by the Board of Directors as provided by Article Fifth (B) hereof and by such officers of the Corporation or other persons as may be provided in the bylaws of the Corporation.

(G)To the fullest extent and in the manner permitted by law, any action required or permitted to be taken at a meeting of shareholders or a class or series of shareholders may be taken without a meeting of the shareholders or of such class or series of shareholders upon the consent in writing signed by such shareholders who would have been entitled to vote the minimum number of votes that would be necessary to authorize the action at a meeting at which all the shareholders entitled to vote thereon were present and voting.

SEVENTH: Amendment of Articles of Incorporation. The articles of incorporation of the Corporation may be amended, modified or repealed and new provisions adopted as permitted by law, except that the provisions of Articles Sixth (A), (B), (F) and (G) and this Article Seventh of these Amended and Restated Articles of Incorporation may be amended, modified or repealed, and any inconsistent provision may be adopted, only with the affirmative vote or written consent, as permitted by law, of the holders of 80% of the Common Shares.

EIGHTH: Effective Time; Bylaws.

(A)These Amended and Restated Articles of Incorporation shall become effective immediately upon filing with the Office of the Secretary of State of the Commonwealth of Pennsylvania on April 26, 2017.

(B)The bylaws of the Corporation may be amended, to the extent provided by such bylaws, by the shareholders or (to the fullest extent permitted by law, including, without limitation, with respect to the matters referred to in section 1504(b) of the PBCL) by the Board of Directors (subject, however, to the power of the shareholders to adopt, amend and repeal bylaws).

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